UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2012

DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the applicable documents described below.  The discussion is qualified in its entirety by the full text of Secured Convertible Promissory Note and Patent Security Agreement, copies of which are attached to this Current Report on Form 8-K as exhibits 10.1 and 10.2.

Secured Convertible Promissory Note
Patent Security Agreement

On July 13, 2012, the Company issued a Secured Convertible Promissory Note and Patent Security Agreement (collectively, the “Financing Agreements”) to an investor (“Investor”).  Pursuant to the terms and subject to the conditions set forth in the Financing Agreements, the Investor provided a loan in the amount of $2,000,000 (“Loan”) to the Company, which will be secured by all current and future patents, patent applications and similar protections of the Company and all rents, royalties, license fees and “accounts” with respect to such intellectual property assets (‘Collateral”). Pursuant to the Secured Convertible Promissory Note (“Note”), interest in the amount of 6% per annum, calculated on a 365 day year, and the principal amount of $2,000,000 and accrued interest will be paid on or before October 15, 2012.  The Investor has the right to convert principal and accrued interest into the Company’s common stock at twenty-six cents ($.26) per share, as adjusted to reflect subsequent stock dividends, splits, combinations and recapitalizations; provided, however, that in the event any such conversion  of the  Note would result in the Investor beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock at such time (“Threshold”) then instead of Company issuing shares of common stock in excess of the Threshold, Company shall pay in cash such excess amounts of principal and interest.  Investor may waive the Threshold and convert all or any part of the excess amount upon providing the required prior written notice to Company.

Pursuant to the Patent Security Agreement, the Company shall not, without the Investor’s prior consent, sell, dispose or otherwise transfer all or any portion of the Collateral, except for license grants in the ordinary course of business. In addition, the Company will take all actions reasonably necessary to prosecute to allowance applications for patents and maintain all patents, and to seek to recover damages for infringement, misappropriation or dilution of the Collateral with limited exceptions.

Item 1.02  Termination of a Material Definitive Agreement

The proceeds of the Note were used  in part to pay in full all outstanding principal and interest due pursuant to the Secured Convertible Promissory Note issued to Platinum-Montaur Life Sciences, L.L.C. on March 22, 2011. The remainder of the proceeds will augment Company’s working capital.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described more fully under Item 1.01 and incorporated herein by reference, pursuant to the terms and subject to the conditions set forth in the Financing Agreements, the Note is due on October 15, 2012.

If an Event of Default occurs, the Investor has the right to declare the principal of the Note, all accrued interest and any other amounts due under the Note immediately due and payable.  An Event of Default with respect to the Note includes, among other things, a failure to pay principal or interest on the date due; commencement of an insolvency proceeding by or against the Company; failure to comply with obligations under the Note or Patent Security Agreement; or, other than disclosed in any Securities and Exchange filings made by Company prior to July 13, 2012, any default in any payment of principal or interest of any indebtedness, aggregate prinicipal amount of which is in excess of $100,000 or default in performance of any other agreement relating to indebtedness, the effect of which causes such indebtedness to become due prior to maturity.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.	Description

10.1	Secured Convertible Promissory Note by and between the Registrant and Investor dated July 13, 2012.

10.2	Patent Security Agreement by and between the Registrant and Investor dated July 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: July 19, 2012	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President